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                                                                       EXHIBIT 5


                                 May 19, 1997



First Palm Beach Bancorp, Inc.
450 South Australian Avenue
West Palm Beach, Florida 33402-3515

Gentlemen:

         As counsel for First Palm Beach Bancorp, Inc., a Delaware corporation ("FPBB"), we have participated in the preparation of a registration statement on Form S-8 to be filed by FPBB with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof in connection with the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan (the "Plan"). The Registration Statement registers 250,000 shares (the "Shares") of FPBB Common Stock, $.01 par value (the "Common Stock"), and the Preferred Share Purchase Rights attached thereto (the "Rights"). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

         In connection therewith, we have examined FPBB's Certificate of Incorporation and FPBB's Bylaws, each as amended to the date hereof; the Rights Agreement dated as of January 23, 1995 between FPBB and Mellon Bank, N.A. (the "Rights Agreement"), providing for the issuance of the Rights; resolutions adopted by the Board of Directors of FPBB on January 23, 1995 providing, among other things, for distribution of the Rights and approving the Rights Agreement; resolutions of the Board of Directors of FPBB on September 17, 1996 providing, among other things, for an increase in the number of shares of Common Stock available under the Plan from 343,500 to 593,500 shares, and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion.

         We have also reviewed the relevant statutory provisions of the Delaware General Corporation Law and such other legal authority in Delaware as we have deemed relevant.

         For purposes of the opinion related to the Rights expressed herein, we have assumed (1) that FPBB has sufficient authorized but unissued shares of preferred stock to provide fully for the exercise of the Rights without amendment of FPBB's Certificate of Incorporation to increase the number of authorized but unissued shares of preferred stock, (2) that no member of the Board of Directors of FPBB has any personal interest therein (except for an interest arising solely from ownership of FPBB Common Stock) and (3) that in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPBB and its stockholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances, and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention that would lead us to believe that we are not justified in relying on such assumptions.

         Based on the foregoing, we advise you that:
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First Palm Beach Bancorp, Inc.
May 19, 1997
Page 2



                                       I.

         The shares of Common Stock, when sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

                                      II.

         The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

         The foregoing opinions are rendered subject to the qualification that we are members of the Florida Bar. The foregoing opinions are limited to the laws of the State of Florida, the Delaware General Corporation Law and the federal laws of the United States insofar as they bear on the matters covered hereby.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                        Very truly yours,




                                        STEEL HECTOR & DAVIS LLP